Exhibit 23.3

Consent of Economics Partners, a practice subgroup of Ryan, LLC

August 13, 2026

Board of Directors

Angel Studios, Inc.

295 W Center Street

Provo, Utah 84601

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letters, each dated November 1, 2025, to the Board of Directors of Angel Studios, Inc. (the “Company”) as Exhibits 99.1 and 99.2, and to the references to such opinion letter under the headings “Transaction Overview—The Company’s Purpose and Reasons for the Transactions,” “Transaction Overview—Opinion of Economics Partners regarding the TCP Merger” and “Transaction Overview—Opinion of Economics Partners regarding the TTS Merger,” in, the prospectus relating to the proposed mergers involving the Company and each of Tuttle Twins Show, LLC and Toothy Cow Productions, LLC, which prospectus forms a part of the Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ECONOMICS PARTNERS, A PRACTICE SUBGROUP OF RYAN, LLC

ECONOMICS PARTNERS, A PRACTICE SUBGROUP OF RYAN, LLC